PURCHASE OPTION AND COOPERATION AGREEMENT

Among

Yan Tinghe,

Shandong Yong Chun Tang Bioengineering Co. Ltd.

and

Shandong Spring Pharmaceutical Co., Ltd.,

Effective as of April 1, 2008

This Purchase Option and Cooperation Agreement ("this Agreement") is entered into in Shandong, People's Republic of China (the "PRC") on 4th day of April, 2008 by and among:

Party A:	Shandong Spring Pharmaceutical Co., Ltd. is a wholly-foreign owned enterprise registered in Shandong, PRC, the registration number of its legal and valid Business License is 074939,

Party B:	Yan Tinghe, a citizen of PRC with ID Card number 210105681115317, who owns 100% of Shandong Yong Chun Tang Bioengineering Co. Ltd.

Party C:
Shandong Yong Chun Tang Bioengineering Co. Ltd., an enterprise incorporated and existing within the territory of China in accordance with the law of the People's Republic of China, the registration number of its legal and valid Business License is 370831228000622, and the legal registered address is Gucheng West Road Sihe Office, Sishui County, Shandong

WHEREAS,

The Parties hereto wish to grant Party A the exclusive purchase option to acquire, at any time upon satisfaction of the requirements under the PRC law, the entire or a portion of Party B's share of the equity/assets owned by Party C.

NOW AND THEREFORE, in accordance with the principle of sincere cooperation, mutual benefit and joint development and after friendly negotiations, the Parties hereby enter into the following agreements pursuant to the provisions of relevant laws and regulations of the PRC

ARTICLE 1:   THE GRANT AND EXERCISE OF PURCHASE OPTION

1.1           The Parties hereto agree that Party A shall be granted an exclusive purchase option to acquire, at any time upon satisfaction of the requirements under applicable laws and conditions as agreed in this Agreement (including, without limitation, as under applicable laws, when Party B ceases to be Party C's director, or Party B attempts to transfer his share equity in Party C to any person, the entire or a portion of Party C's share equity owned by Party B, or the entire or portion of assets owned by Party C. The purchase option granted hereby shall be irrevocable during the term of this Agreement and may be exercised by Party A or any eligible entity designated by Party A.

1.2           Party A may exercise the aforesaid purchase option by delivering a written notice to Party B or Party C (the "Exercise Notice").

1.3           Within thirty (30) days of the receipt of the Exercise Notice, Party B or Party C (as the case may be) shall execute a share/asset transfer contract and other documents necessary to effect the respective transfer of share equity or assets with Party A (or any eligible Party designated by Party A).

1.4           When applicable laws permit the exercise of the purchase option provided hereunder and Party A elects to exercise such purchase option, Party B and Party C shall unconditionally assist Party A to obtain all approvals, permits, registrations, filings and other procedures necessary to effect the transfer of relevant share equity or assets.

ARTICLE 2:   REPRESENTATIONS AND WARRANTIES

Each party hereto represents to the other parties that:

2.1           Each party hereto represents to the other parties that: (1) it has all the necessary rights, powers and authorizations to enter into this Agreement and perform its duties and obligations hereunder; and (2) the execution or performance of this Agreement shall not violate any significant contract or agreement to which it is a party or by which it or its assets are bounded.

2.2            Party B represents to Party A that: (1) he is the legally registered shareholder of party C and has paid Party C the full amount of Party C's registered capital required under Chinese law; (2) Party B has not created any mortgage, pledge, secured interests or other form of debt liabilities over the Share Equity; and (3) Party B has not sold nor will he sell to any third party his Share Equity in Party C.

ARTICLE 3:   EXERCISE PRICE

3.1           When it is permitted by applicable laws, Party A (or any eligible Party designated by Party A) shall have the right to acquire, at any time, all of Party C's assets or its share equity owned by Party B at a to be determined fair value price  If Party A (or any eligible Party designated by Party A) elects to purchase a portion of Party C's share equity or assets, then the exercise price for such purpose shall be adjusted accordingly based on the percentage of such share equity or assets to be purchased over the total share equity or assets. When Party A (or a qualified entity designated by party A) is to acquire all or a portion of Party C's equity share or assets from Party B pursuant to this Agreement, Party A has the right to offset any principal amounts Party C owes Party A  against the purchase price payable to Party B. When acquiring share equity or assets from Party B or Party C pursuant to this Agreement, Party A shall pay an actual purchase price based on the purchase price under applicable Chinese laws or requirements of relevant authorities, if the purchase price under applicable laws or requirements of relevant authorities is higher than the purchase price under this Agreement.

3.2           In satisfaction of all or part of the purchase price payable to Party B, Party A shall be entitled to deliver shares of the common stock of China YCT International Group, Inc., if the common stock is listed on the New York Stock Exchange, the American Stock Exchange or the NASDAQ Stock Market.  Any shares delivered in payment of the purchase price will be valued at the last trade price reported on the primary exchange for the shares on the day immediately preceding the date on which Party A gives written notice to Party C of the exercise of the option.

ARTICLE 4:  COVENANTS

The Parties further agree as follows:

4.1           Before Party A has acquired all the equity/assets of Party C by exercising the purchase option provided hereunder, Party C shall not:

4.1.1
sell, assign, mortgage or otherwise dispose of, or create any encumbrance on, any of its assets, operations or any legal or beneficiary interests with respect to its revenues (unless such sale, assignment, mortgage, disposal or encumbrance is relating to its daily operation or has been disclosed to and agreed by Party A in writing);

4.1.2
enter into any transaction which may materially affect its assets, liability, operation, equity or other legal rights (unless such transaction is relating to its daily operation or has been disclosed to and agreed by Party A in writing); or

4.1.3	distribute any dividend to its shareholders in any manner.

4.2           Before Party A has acquired all the equity/assets of Party C by exercising the purchase option provided hereunder, Party B shall not:

4.2.1
supplement, alter or amend the articles of association of Party C in any manner to the extent that such supplement, alteration or amendment may have a material effect on Party C's assets, liability, operation, equity or other legal rights (except for pro rata increase of registered capital mandated by applicable laws);

4.2.2
cause Party C enter into any transaction to the extent such transaction may have a material effect on Party C's assets, liability, operation, equity or other legal rights (unless such transaction is relating to Party C's daily operation or has been disclosed to and agreed by Party A in writing); and

4.2.3	cause Party C's board of directors to adopt any resolution on distributing dividends to its shareholders.

4.3           After the execution of this Agreement, Party B shall execute and deliver a proxy to the agents (the “Agents”) to the satisfaction of Party A to grant the Agents all voting rights as shareholders of Party C, including without limitations the right to appoint and elect Party C's directors, general manager and other senior officers in Party C's shareholders meetings. The initial term of such proxies shall be twenty (20) years, and the initial term shall be renewed automatically upon expiration of the proxies unless Party A notifies Party B in writing thirty (30) days prior to the expiry date to terminate the proxies. Such proxies shall be based on the conditions that the Agents are Chinese citizens employed by Party A and shall be subject to Party A's consent. Once the Agents cease to be employed by Party A or Party A delivers a written notice to Party B requesting the proxies to be terminated, Party B shall revoke the relevant proxy immediately and grant the same rights as provided in the proxies to other PRC citizens employed and designed by Party A. The Agents have agreed to act with due care and diligence in exercising their rights under the proxies and indemnify and keep the Principals harmless from any loss or damages caused by any action in connection with exercise of their rights under the proxy (unless any loss or damage is caused by Party B’s own intentional or material negligent actions).

4.4           Party B shall, to the extent permitted by applicable laws, cause Party C's operational term to be extended to equal the operational term of Party A.

4.5           Party A shall provide or arrange other parties to provide financings to Party C to the extent Party C needs such financing to finance its operation. In the event that Party C is unable to repay such financing due to its losses, Party A shall waive or cause the relevant parties to waive all recourse against Party C with respect to such financing.

4.6           To the extent Party B is subject to any legal or economic liabilities to any institution or individual other than Party A as a result of performing his obligations under this Agreement or any other agreements between him and Party A, Party A shall provide all support necessary to enable Party B to duly perform his obligations under this Agreement and any other agreements and to hold Party B harmless against any loss or damage caused by his performance of obligations under such agreements.

ARTICLE 5:   CONFIDENTIALITY

Each Party shall keep confidential all the content of this Agreement.  Without the prior consent of all Parties, no Party shall disclose any content of this Agreement to any other party or make any public announcements with respect to any content of this Agreement. Notwithstanding the forgoing provisions of this Article 5, the following disclosure shall be permitted: (i) disclosure made pursuant to any applicable laws or any rules of any stock exchange; (ii) disclosure of information which has become public information other than due to any breach by the disclosing party; (iii) disclosure to any Party's shareholders, legal counsel, accountants, financial advisors or other professional advisors, or (iv) disclosure to any potential purchasers of a Party or its shareholders' equity/assets, its other investors, debts or equity financing providers, provided that the receiving party of confidential information has agreed to keep the relevant information confidential (such disclosure shall be subject to the consent of Party A in the event that Party A is not the potential purchaser).

ARTICLE 6:   APPLICABLE LAW AND EVENTS OF DEFAULT

The execution, effectiveness, interpretation, performance and dispute resolution of this Agreement shall be governed by the laws of the PRC.

Any violation of any provision hereof, incomplete performance of any obligation provided hereunder, any misrepresentation made hereunder, material concealment or omission of any material fact or failure to perform any covenants provided hereunder by any Party shall constitute an event of default.  The defaulting Party shall assume all the legal liabilities pursuant to the applicable laws.

ARTICLE 7:   DISPUTE RESOLUTION

7.1           Any dispute arising from the performance of this Agreement shall be first subject to the Parties' friendly consultations. In the event any dispute cannot be solved by friendly consultations, the relevant dispute shall be submitted for arbitration;

7.2           The arbitration shall be administered by the Shandong branch of China International Economic and Trade Arbitration Commission in accordance with the then effective arbitration rules of the Commission.

7.3           The arbitration award shall be final and binding on the Parties. The costs of the arbitration (including but not limited to arbitration fee and attorney fee) shall be borne by the losing party, unless the arbitration award stipulates otherwise.

ARTICLE 8:   EFFECTIVENESS

This Agreement shall be effective upon the execution hereof by all Parties hereto and shall remain effective thereafter.

This Agreement may not be terminated without the unanimous consent of all the Parties except Party A may, by giving a thirty (30) days prior notice to the other Parties hereto, terminate this Agreement.

ARTICLE 9:   AMENDMENT

All Parties hereto shall fulfill their respective obligations hereunder. No amendment to this Agreement shall be effective unless such amendment has been agreed by all of the Parties and Party A and Party C have obtained necessary authorization and approvals with respect to such amendment.

IN WITNESS WHEREOF, the parties have executed this agreement.

Party A

Shandong Spring Pharmaceutical Co., Ltd.  (official seal)

By: /s/ Yan Tinghe
Authorized representative: Yan Tinghe

Party B

/s/ Yan Tinghe
Yan Tinghe

Party C:

Shandong Yong Chun Tang Bioengineering Co., Ltd. (official seal)

By: /s/ Yan Tinghe
Authorized representative: Yan Tinghe